Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624-4576	Tel: 415 677-2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

MONOGRAM ANNOUNCES RECORD REVENUE FOR 2008, GUIDANCE FOR REVENUE

GROWTH IN 2009 AND PLAN FOR ACHIEVING SUSTAINABLE POSITIVE CASH FLOW

Monogram regains compliance with Nasdaq listing requirements

SOUTH SAN FRANCISCO, Calif., January 15, 2009 — Monogram Biosciences, Inc. (Nasdaq: MGRM) announced that it expects to report revenues of approximately $62 million for the year ended December 31, 2008, an increase of 44% over the prior year. The company established 2009 revenue guidance of between $66 million and $70 million based on expected growth which, in conjunction with reduction in costs, should achieve cash flow breakeven by the fourth quarter of 2009.

Three separate sources of growth are expected to drive Monogram’s 2009 revenues:

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Increased sales of Trofile™ due to its clinically proven high level of sensitivity for selecting appropriate patients for CCR5 therapy and an increasingly positive profile for Selzentry™, Pfizer’s CCR5 antagonist, as a treatment option for a broad group of treatment-experienced HIV patients.

•	Sales of HERmark™ for assessment of breast cancer patients’ HER2 status, and later in 2009, for assessment of Herceptin® resistance pathways for HER2 positive patients.

•	Use of VeraTag™ assays for our expanded portfolio in drug development programs focused on EGFR/HER targets.

“We are pleased to achieve revenues for 2008 that are substantially increased over last year and consistent with our prior guidance,” said Bill Young, Monogram’s chief executive officer. Although 2009 revenue guidance is established at $66-70 million, deferred revenue of $4-5 million from sales of Trofile assays to Pfizer outside of the U.S. could put non-GAAP revenue at $70-75 million. “We expect further revenue growth in 2009 in both HIV and oncology,” continued Young. “Our plan for 2009 is tightly focused on those key programs and deliverables that we believe will drive the most significant shareholder value. Capitalizing on the proven strong clinical utility of Trofile and the outstanding progress in our oncology programs are important priorities, as is close management of our cash flow.”

Cash Flow Target

“A key financial goal for Monogram is to achieve cash flow breakeven by the fourth quarter of 2009 and then to remain cash flow positive on a sustainable basis” said Alfred Merriweather, Monogram’s chief financial officer. “We expect to attain this goal at the low end of our full year revenue guidance range of $66-$70 million.”

“We have taken a number of steps to reduce our use of cash,” continued Merriweather. “These include reduction of costs related to personnel, programs and overhead activities. Additional steps will be taken if necessary to achieve our goal of cash flow breakeven. Together, our cost reductions have taken over $10 million out of our planned 2009 expenses. These actions have also significantly reduced the level of revenues at which cash flow breakeven is projected from $23-25 million per quarter to less than $20 million per quarter.”

Monogram had $16 million in cash at December 31, 2008. “Our goal is to reduce our use of cash to approximately $6-8 million for the year,” noted Merriweather.

HIV Update

Key accomplishments in 2008 in Monogram’s HIV business include:

•	Achievement of full year Trofile revenues for selection of patients for Selzentry of over $16 million.

•

Introduction in June 2008 of assay enhancements that increased Trofile’s sensitivity thirty-fold, such that X4 virus can be detected in quantities as low as 0.3% of the virus population with 100% sensitivity.

•

Clinical validation of the enhanced Trofile Assay’s ability to further optimize patient selection for CCR5 antagonist treatment in retrospective analyses of two clinical trials - the AIDS Clinical Trials Group 5211 phase II study of Schering Plough’s CCR5 antagonist, vicriviroc, in highly treatment-experienced HIV patients and the phase III trial of Pfizer’s Selzentry in treatment-naïve individuals with CCR5-tropic HIV-1. In this Selzentry trial, an endpoint that had been missed in an earlier analysis was found to be met upon reanalysis with the enhanced version of Trofile.

•	Introduction in August 2008 of Phenosense HIV Integrase, a phenotypic resistance test designed to detect susceptibility to the new class of integrase inhibitors, such as Merck’s Isentriss.

“We’ve seen significant progress in our HIV franchise during 2008,” commented Young. “In particular, the introduction and clinical validation of our enhanced Trofile Assay has solidified Trofile’s role as the only clinically validated way to select the appropriate patients for CCR5 antagonists, such as Pfizer’s Selzentry. Looking to the future, we believe that the CCR5 class of HIV drugs has an important role to play in HIV treatment and we anticipate increased use of Trofile for assessment of treatment-experienced patients for Selzentry therapy. Pfizer’s reanalysis of their earlier phase III trial in treatment-naïve patients suggests that, in time and after regulatory review and approval, Selzentry may have even broader applicability.”

Oncology Update

Key accomplishments in 2008 in Monogram’s oncology business include:

•

Commercial introduction of HERmark as a CLIA-validated assay performed exclusively in Monogram’s CAP-certified clinical reference laboratory. HERmark provides accurate and quantitative measurements of HER2 total protein levels and HER2:HER2 homodimer levels.

•	Establishment of an oncology field sales team with an aggregate of 47 years of oncology drug sales experience.

•

Presentation of clinical evidence for the superiority of HERmark over conventional FISH and IHC testing for predicting patient response to trastuzumab at ASCO in June 2008 and at the San Antonio Breast Cancer Symposium in December 2008. At San Antonio, in an oral presentation, entitled “HER2 Protein expression and homodimer levels predict response to trastuzumab in centrally tested FISH-positive metastatic breast cancer patients”, Allan Lipton M.D., Professor of Medicine & Oncology at Hershey Medical Center/Penn State University reported on a study (the “Lipton Study”) that assessed HERmark as a means to measure HER2 total protein and homodimer levels and to predict the response to treatment with Herceptin® (trastuzumab) in patients with metastatic breast cancer. The data indicated that, irrespective of the FISH results, whether positive or negative, patients with low HER-2 total protein expression responded less well to a trastuzumab-containing regimen than patients high HER-2 total expression.

Preliminary results from this study, that were previously presented at the 44th ASCO Annual Meeting in Chicago, Illinois, in June 2008, indicated that HERmark was a better predictor of response to trastuzumab than FISH testing, even when conducted in a central laboratory. These results also indicated discordance between the assessments of HER2 status as measured by HERmark and FISH, such that 14% of FISH-negative patients were determined to be HER2 high expressors by HERmark and 13% of FISH-positive patients were determined to be HER2 low expressors by HERmark. The additional analyses reported at San Antonio clarify that in the specific patients where there is discordance between the two assessments of HER2 status, the HERmark result is the one that is aligned with clinical outcome.

•

Analysis of HER2 status by HERmark in approximately 900 patient samples from the FINHER study of Herceptin in the adjuvant setting to assess the relationship of HER2 protein and HER2:HER2 homodimer measurements with clinical outcomes. Comparison of HERmark results with both local and central IHC and CISH demonstrated better concordance with centrally performed IHC and CISH assays, with observed reclassification rates of 13-23%. Clinical data from this study have been submitted for presentation at an upcoming oncology meeting.

•

Submission of two HERmark clinical studies for publication in peer-reviewed journals – the Lipton study (described above) and a previous clinical cohort – along with a third submission of a paper detailing VeraTag assay methods. The latter two of these have been accepted for publication.

•	Expansion of Monogram’s portfolio of VeraTag assays to include assays for measurement of the levels of:

•	HER1 total protein

•	HER3 total protein

•	HER1:HER1 homodimers

•	HER1:HER2 heterodimers

•	HER2:HER3 heterodimers

•	HER3:PI3K complex, a key downstream signaling complex in the Akt pathway

•	p95, a proteolytically truncated form of the HER2 protein

•

Presentation of scientific data on the HER1 and HER3 total protein assays, the HER1:HER1 homodimer assay, the HER1:HER2 and HER2:HER3 heterodimer assays and the PI3K assay (at the 20th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Geneva, Switzerland in October 2008, at the AACR “Targeting the PI3-Kinase Pathway in Cancer” meeting in Cambridge, MA in November 2008, and at the San Antonio Breast Cancer Symposium in December, 2008).

“In 2008, we established the ability of our VeraTag assays, including our first CLIA-validated product, the HERmark Breast Cancer Assay, to make reliable, accurate and quantitative measurements of a number of proteins and protein complexes in the EGFR/HER family,” commented Young. “As many of these markers are believed to be important to the progress of multiple cancers, this positions the VeraTag platform for an important role in patient selection and clinical development across a broad spectrum of cancer therapy.”

In 2009, Monogram’s plans for further developing its oncology franchise include:

•

Confirm the results of the Lipton Study in an additional patient cohort to further validate the clinical utility of HERmark as a predictor of response to trastuzumab for patients with metastatic breast cancer. A study of approximately 500 patients is underway with the Dana Farber Cancer Institute and additional studies are under discussion.

•

Extend the Lipton Study in metastatic breast cancer by making additional VeraTag measurements, such as those for p95, HER3 and HER heterodimers, in existing patient samples to investigate the relationship between those biomarkers and clinical outcomes, and subsequently submitting study results for presentation and publication.

•

Extend the FINHER adjuvant study by making additional VeraTag measurements, such as those for p95, HER3 and HER heterodimers, in existing patient samples to investigate the relationship between those biomarkers and clinical outcomes, and subsequently submitting study results for presentation and publication.

•	Drive additional adoption of HERmark by oncologists through educating the physician community about the clinical utility of HERmark.

•	Present HERmark and its clinical utility to payers to obtain reimbursement.

•

Conduct additional studies in both metastatic and adjuvant breast cancer using an expanded menu of VeraTag assays (which may include: HER2 total protein and homodimer, HER1 total protein and homodimer, HER3 total protein, HER1:2 and HER2:3 heterodimers, HER3-PI3K, and p95) to investigate why patients fail targeted therapies, and thus to understand how targeted inhibitors of the EGFR-family of receptors might be combined for better patient outcomes.

•

Incorporate into HERmark, to supplement the current measurements of HER2 total protein and HER2:HER2 homodimer levels, at least one additional marker of potential resistance to HER2 antagonists such as trastuzumab.

•

Work with biopharmaceutical companies to incorporate VeraTag assays into their phase I, phase II and phase III clinical development programs for cancer therapies that target markers in the EGFR/HER family.

“We are excited about the multiple opportunities for establishing VeraTag as an important tool in the development and use of targeted cancer therapies,” continued Young. “Clinically validating HERmark and extending it from measurements of HER2 status to a broader assessment of tumor status has the potential to make HERmark a very important tool for oncologists. Similarly, the availability of an expanded range of VeraTag assays has the potential to open up opportunities across multiple cancer types and therapies.”

Compliance with Nasdaq Continued Listing Requirements

Monogram announced its receipt of a notification dated January 15, 2009 from The Nasdaq Stock Market, which stated that Monogram had regained compliance with Nasdaq requirements for continued listing on the Nasdaq Stock Market.

In December 2008, Monogram announced its receipt of a letter from The Nasdaq Stock Market, which stated that the market value of the Company’s listed securities had been below the minimum $50 million requirement for continued inclusion on the Nasdaq Global Market. Today’s notification from The Nasdaq Stock Market acknowledged that the market value of the Company’s listed securities had been above the $50 million threshold for more than 10 consecutive business days, and that the Company had therefore regained compliance with Marketplace Rule 4450(b)(1)(A).

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements regarding the demand and outlook for our products, including our Trofile and HERmark assays, our projected assets and revenues and our expected compliance with Nasdaq listing requirements, potential proceedings to delist our common stock from Nasdaq. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the performance and acceptance of our products; the growth in revenues from all products, including Trofile, growth in deferred revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our VeraTag assays, including HERmark, may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; expected reliance on a few customers for the majority of our revenues; the renewal of certain customer agreements, including the Pfizer collaboration for the ex-US distribution of Trofile; the impact of competition; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether the draft guidance on Multivariate Index Assays issued by the FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, G.E. and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

HERmark, VeraTag and Trofile are trademarks of Monogram Biosciences, Inc. Selzentry is a trademark of Pfizer Inc. Herceptin is a registered trademark of Genentech, Inc.